Exhibit 99.1

Media Contact:	Katy Michael/Crocs, Inc.
(303) 848-7000
kmichael@crocs.com

Crocs, Inc. Appoints Coach’s Ian Bickley to Board of Directors

Ray Croghan to retire as board director

NIWOT, Colo. — April 14, 2015 — Crocs, Inc. (NASDAQ: CROX) today announced that Ian Bickley, president of Coach’s (NYSE: COH; SEHK: 6388) International Group, has been appointed to its board of directors. The company also announced that its longest-standing director, Ray Croghan, is retiring from the company’s board. Both changes will be effective April 14, 2015.

Bickley brings more than 25 years of global retail and brand building experience to Crocs’ board. Since joining Coach in 1993, he has been an important architect in the development and execution of the company’s international businesses, both through direct retail, wholesale and distributor-run businesses. He has also overseen the development of all new and emerging markets globally for the brand. Prior to his current position, Bickley was president of Coach International from 2007 to 2013. From 2001 to 2006, He served as president of Coach Japan, Inc.

“We are pleased to welcome Ian as the newest member of the Crocs board of directors,” said Crocs board of directors chairman Thomas J. Smach. “His deep experience in global retail sales and international brand development will lend additional experience, expertise and a fresh perspective to the board as we work to continue to evolve our board’s skill set in line with the growth of Crocs’ business and brand.”

Since joining the Crocs board of directors in 2004, Croghan has supported the company’s evolution as an innovative global casual footwear leader. To-date, Crocs has sold more than 300 million pairs of shoes in more than 90 countries. Croghan’s leadership and insights were integral to the brand’s growth, including helping it reach more than $1 billion in sales in 2011.

“We have been truly fortunate during the past 11 years to have benefited from Ray’s insights and experience on our board,” said Smach. “On behalf of the entire board, I would like to thank Ray for his years of exceptional dedication and service to Crocs and wish him the best in his future endeavors.”

“I look forward to working with Ian on the board,” added Crocs CEO Gregg Ribatt. “And on behalf of the management team at Crocs, we have a deep sense of gratitude to Ray for his many contributions to the company and its success.”

About Crocs, Inc.

Crocs, Inc. (Nasdaq:CROX) is a world leader in innovative casual footwear for men, women and children. Crocs offers a broad portfolio of all-season products, while remaining true to its core molded footwear heritage. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs celebrates the fun of being a little different and encourages fans to “Find Your Fun” in every colorful pair of shoes. Since its inception in 2002, Crocs has sold more than 300 million pairs of shoes in more than 90 countries around the world.

Visit www.crocs.com for additional information.

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